Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger – Tel. (773) 864-6850 Janine Warell – Tel. (773) 864-6897

BALLY TOTAL FITNESS REACHES AGREEMENT WITH
HOLDERS OF A MAJORITY OF ITS SUBORDINATED NOTES TO
WAIVE FINANCIAL REPORTING COVENANT DEFAULT
Company Seeks Waiver from Senior Noteholders and
Under Senior Secured Credit Facility
CHICAGO, March 24, 2006 — Bally Total Fitness (NYSE: BFT) today announced it will be seeking waivers of defaults from holders of its 10-1/2% Senior Notes due 2011 and 9-7/8% Senior Subordinated Notes due 2007 under the indentures governing the notes through a consent solicitation process. These defaults result from the Company’s recently announced failure to file its financial statements for the year ended December 31, 2005 with the Securities and Exchange Commission. Bally will also seek a waiver to extend the time for filing its financial statements for the quarters ended March 31 and June 30, 2006. Bally currently expects to commence the consent solicitation process on or about March 27, 2006.
Holders of approximately 53% of the senior subordinated notes have already entered into agreements with Bally to consent to the requested waivers. These holders include Tennenbaum Capital Partners, LLC, the largest holder of senior subordinated notes, and entities affiliated with Pardus Capital Management, LLC and Everest Capital Limited, large Bally shareholders that also own senior subordinated notes. These noteholders have also agreed, subject to certain exceptions, to vote unregistered Bally shares received in the consent solicitation in favor of a transaction that may result from Bally’s strategic process and approved by Bally’s Board of Directors.
Bally also announced it will seek a waiver from the lenders under its $275 million senior secured credit facility of the requirement to deliver audited financial statements by March 31, 2006.
“We are pleased to have been able to reach a quick and amicable solution with holders of a majority of our senior subordinated notes and look forward to getting similar waivers from our senior noteholders and our senior secured lenders,” said Paul Toback, Chairman, President and CEO of Bally Total Fitness. “Resolving these covenant issues will allow us to focus our attention on completing our financial statements and moving forward with our strategic process.”
The form of consideration to be paid to consenting noteholders will be $10.00 in cash or 4.4444 unregistered shares of Bally common stock, in each case per $1,000 principal amount of notes, at the consenting party’s option and subject to compliance with applicable securities laws. The senior subordinated noteholders that have already agreed to consent have elected to receive their consent fee in stock. If all noteholders were to elect to receive unregistered common stock, the Company would issue a maximum of

2,377,754 unregistered shares of common stock. The Company currently has approximately 38.5 million common shares outstanding. Consenting lenders under the senior secured credit facility will receive consent fees in cash. Bally currently anticipates selling common stock to certain institutional holders to finance the payment of cash consent fees and related expenses.
Further details will be announced when the consent process formally commences. Bally anticipates that the senior secured credit facility default waivers will be completed by March 31, 2006, and the indenture default waivers will be completed on or before April 14, 2006.
As previously disclosed, Bally’s failure to file its financial reports with the SEC is due principally to the delay until November 30, 2005 in completing the audit of the 2004 financial statements and the restatements of prior periods. This contributed to difficulties in updating legacy systems and delays in the Company completing the required testing and management’s assessment of the Company’s internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). Under the proposed lender and bondholder default waivers, Bally’s 2005 10-K would be required to be filed no later than July 10, 2006, though the Company anticipates completing the audit process and filing before that time. The waivers would also permit a delay in filing Bally’s 10-Q reports for the quarters ended March 31 and June 30, 2006 for up to 60 days.
Although the filing and delivery delay constitutes a default under the indentures, it does not result in an event of default or acceleration without the delivery to Bally of a default notice from the trustee or holders of at least 25% in the aggregate principal amount of either series of notes and the expiration of a 30-day cure period thereafter. No such notices have been received to date. Bally’s senior secured credit facility provides for a cross-default 10 days after delivery to Bally of a default notice under either of the indentures, a provision that Bally is asking the lenders to extend. Notwithstanding Bally’s intention to seek waivers, no assurance can be given that an event of default under the indentures or senior credit facility will not occur in the future.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with nearly 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the outcome of the Company’s exploration of strategic alternatives, for which it has engaged J.P. Morgan Securities Inc. and The Blackstone Group; the ability of the Company to complete its financial statements and required testing of internal controls; the outcome of the SEC and Department of Justice investigations; the disclosure by the Company’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; potential defaults under Bally’s senior credit facility; reporting covenant defaults under Bally’s public indentures and potential defaults and cross-defaults under Bally’s senior credit facility and the Company’s ability to obtain waivers of those defaults; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in filings of the Company with the SEC.